UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

LSI INDUSTRIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

LSI Industries Inc. (the “Company”) is providing this supplement (the “Supplement”) to its definitive proxy statement filed with the Securities and Exchange Commission and distributed to its shareholders on October 9, 2026 (the “Proxy Statement”) in connection with the Company’s 2026 Annual Meeting of Shareholders to be held on November 24, 2026 (the “Annual Meeting”). This Supplement is being filed solely to provide clarification with respect to the description of the voting standard for Company Proposal 4 - Approval of LSI Industries Inc. 2026 Incentive Award Plan (“Proposal 4”), specifically in the “Voting at Annual Meeting” section of the Proxy Statement. The voting standard under the heading “Voting at Annual Meeting – General Information” on page 2 of the Proxy Statement regarding Proposal 4 is revised to read as follows:

Proposal 4 FOR the approval of the Company’s 2026 Incentive Award Plan requires the affirmative vote of a majority of Common Shares voting at the Annual Meeting.

This description of the voting standard for Proposal 4 is consistent with the disclosure made on page 16 of the Proxy Statement under the heading “Company Proposal 4 – Approval of LSI Industries Inc. 2026 Incentive Award Plan”.

Important Information

This Supplement should be read in conjunction with the Proxy Statement. Except as described in the Supplement, the Supplement does not modify, amend, change, update, or otherwise affect the Proxy Statement. This Supplement does not change the proposals to be acted on at the Annual Meeting or the recommendation of the board of directors with respect to any proposals.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

Copies of the Proxy Statement, other proxy materials, and the Supplement are available at investors.lsicorp.com/financials/annual-reports.